Exhibit 99.1

USA Technologies Completes $4 Million Private Placement with a large Boston-based institutional investment advisor

MALVERN, Pa. December 20, 2005 - USA Technologies (OTCBB:USTT) announced today that it has completed a $4 million private placement of common stock with a large Boston-based institutional investment advisor (the "Investor"). Proceeds will be used for working capital and other general corporate purposes. The Company issued to the Investor 40 million shares of common stock at $0.10 per share.

As a condition of the transaction, and at the request of the Investor, the Company has agreed to file a proxy and call a Special Shareholder Meeting in which it will seek approval to effectuate a 1-for-100 reverse stock split. USA Technologies believes that such a reverse stock split will, among other things, increase the marketability of its stock and would cause the Company's shares to no longer be a `penny stock'. The financing does not contain any reset provisions.

"We believe today's announcement represents a milestone event for our shareholders," said George R. Jensen, Chairman and CEO of USA Technologies. "The increased investment, at a nominal discount to market, from one of our existing shareholders, which is also one of the largest and most prestigious investment funds in the country, represents a strong endorsement of the potential for our technology. We have always recognized that at the appropriate time the Company would have to realign its capital structure to expand its investor base. Today, as the Company is growing its revenues, we believe it is such a time. This funding will allow us to further support our growing customer base and marketing initiatives. The reverse stock split will also allow us to increase our visibility in the investment community. The timing could not be better, as the Company has never been better positioned for growth."

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. USA Technologies is an IBM Business Partner. The Company has marketing agreements with Cingular Wireless, Honeywell, MEI, and ZiLOG Corporation. For further information on USA Technologies, please visit www.usatech.com

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Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to, the ability of the Company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, the ability to obtain orders for its energy management products , the ability to obtain new customers and the ability to commercialize its products, which could cause actual results or revenues to differ materially from those contemplated by these statements.

Contact:
USA Technologies
George R. Jensen, Jr., 800-633-0340
  or
Stephen P. Herbert, 800-633-0340
sherbert@usatech.com
  or
Investor Relations Contact:
CEOcast, Inc.
Ken Sgro, 212-732-4300
  or
ROI Group Associates, Inc
Bob Giordano, 212-495-0200, ext.10